EXHIBIT B

                                OFFER TO PURCHASE

                         MEZZACAPPA LONG/SHORT FUND, LLC
                                630 Fifth Avenue
                                   Suite 2600
                            New York, New York 10111

                           OFFER TO PURCHASE INTERESTS
                             DATED OCTOBER 25, 2005
                         LETTERS OF TRANSMITTAL MUST BE
                   RECEIVED BY MEZZACAPPA LONG/SHORT FUND, LLC
                          BY MONDAY, NOVEMBER 21, 2005.
                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
          12:00 MIDNIGHT, NEW YORK TIME, ON MONDAY, NOVEMBER 21, 2005,
                          UNLESS THE OFFER IS EXTENDED


To the Members of Mezzacappa Long/Short Fund, LLC:

         Mezzacappa Long/Short Fund, LLC, a closed-end, non-diversified, management investment company organized as a Delaware limited liability company (the "Fund"), is offering to purchase for cash and/or securities for which market quotations are readily available ("Marketable Securities") on the terms and conditions set out in this offer to purchase (this "Offer to Purchase") and the related Letter of Transmittal (which, together with this Offer to Purchase, constitutes the "Offer") an amount of Interests or portions of Interests up to 5% of the net assets of the Fund pursuant to tenders by members of the Fund ("Members") at a price equal to their net asset value as of December 31, 2005. (As used in this Offer, the term "Interest" or "Interests," as the context requires, will refer to the limited liability company interests in the Fund representing beneficial interests in the Fund.) Members that desire to tender an Interest, or a portion of an Interest, for purchase must do so by 12:00 midnight, New York time on Monday, November 21, 2005 (the "Initial Notice Date"), subject to any extension of the Offer. The later of the Initial Notice Date or the latest time and date that the Fund designates as the deadline for Members to tender an Interest, or a portion of an Interest, for purchase is called the "Notice Date." Members have the right to change their minds and withdraw any tenders of their Interests until 12:00 midnight, New York time, on November 21, 2005 (the "Initial Expiration Date"), or such later date as corresponds to any extension of the Offer. The later of the Initial Expiration Date or the latest time and date to which the Offer remains revocable is called the "Expiration Date." If the Fund elects to extend the tender period, for the purpose of determining the value of the Interests tendered for purchase, the net asset value of such Interests will be determined at the close of business on the last business day of the month after the month in which the Expiration Date occurs. This Offer is being made to all Members and is not conditioned on any minimum amount of Interests being tendered, but is subject to certain conditions described below. Interests are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Fund's limited liability company agreement dated November 30, 2003 (as it may be amended, modified or otherwise supplemented from time to time, the "Fund Agreement").

         Members should realize that the value of the Interests tendered in this Offer likely will change between September 30, 2005 (the last time net asset value was calculated) and December 31, 2005, when the value of the Interests tendered to the Fund for purchase will be determined. Members tendering their Interest should also note that they will remain Members in the Fund, with respect to the Interest tendered and accepted for purchase by the Fund, through December 31, 2005, the valuation date of the Offer when the net asset value of their Interest is calculated. Any tendering Members that wish to obtain the estimated net asset value of their Interests should contact Mezzacappa Investors, LLC, the Fund's investment manager (the "Investment Manager"), at
(212) 332-2000 or at 630 Fifth Avenue, Suite 2600, New York, New York 10111, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (New York time).

         Members desiring to tender all or any portion of their Interest in accordance with the terms of the Offer should complete and sign the attached Letter of Transmittal and send or deliver it to the Fund in the manner set out below.

                                    IMPORTANT

NONE OF THE FUND, ITS INVESTMENT MANAGER OR ITS BOARD OF MANAGERS MAKES ANY RECOMMENDATION TO ANY MEMBER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING INTERESTS. MEMBERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER INTERESTS, AND, IF THEY CHOOSE TO DO SO, THE PORTION OF THEIR INTERESTS TO TENDER.

BECAUSE EACH MEMBER'S INVESTMENT DECISION IS A PERSONAL ONE, BASED ON ITS FINANCIAL CIRCUMSTANCES, NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND AS TO WHETHER MEMBERS SHOULD TENDER INTERESTS PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE FUND.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

         QUESTIONS AND REQUESTS FOR ASSISTANCE AND REQUESTS FOR ADDITIONAL COPIES OF THE OFFER MAY BE DIRECTED TO MEZZACAPPA INVESTORS, LLC.

                                                MEZZACAPPA LONG/SHORT FUND, LLC
                                                630 FIFTH AVENUE
                                                SUITE 2600
                                                NEW YORK, NEW YORK 10111
                                                ATTN:  CHRISTOPHER NAGLE
                                                PHONE: (212) 332-2000
                                                FAX:     (212) 332-3650

                                TABLE OF CONTENTS
1. Summary Term Sheet                                                        B-4

2. Background and Purpose of the Offer                                       B-5

3. Offer to Purchase and Price                                               B-6

4. Amount of Tender                                                          B-6

5. Procedure for Tenders                                                     B-7

6. Withdrawal Rights                                                         B-7

7. Purchases and Payment                                                     B-8

8. Certain Conditions of the Offer                                           B-9

9. Certain Information about the Fund                                        B-9

10. Certain Federal Income Tax Consequences                                 B-10

11. Miscellaneous                                                           B-10

1.       SUMMARY TERM SHEET.

         This Summary Term Sheet highlights certain information concerning this Offer. To understand the Offer fully and for a more complete discussion of the terms and conditions of the Offer, please read carefully this entire Offer to Purchase and the related Letter of Transmittal. Section references are to this Offer to Purchase.

         - The Fund (referred to as "we" or the "Fund" in this Summary Term Sheet) is offering to purchase Interests in an amount up to 5% of the net assets of the Fund. We will purchase your Interests at their net asset value (that is, the value of the Fund's assets minus its liabilities, multiplied by the proportionate interest in the Fund you desire to redeem) calculated as of the Valuation Date (as defined below). If you desire to tender an Interest, or a portion of an Interest, for purchase, you must do so by 12:00 midnight, New York time, on Monday, November 21, 2005 (or if the Offer is extended, by any later Notice Date). You have the right to change your mind and withdraw any tenders of your Interest until 12:00 midnight New York time, on November 21, 2005 (or if the Offer is extended, until any later Expiration Date). The net asset value of Interests will be calculated for this purpose as of December 31, 2005 or, if the Offer is extended, on the last business day of the month following the month in which the Expiration Date occurs (the "Valuation Date").

         - The Fund reserves the right to adjust the Valuation Date to correspond with any extension of the Offer. The Fund will review the net asset value calculation of the Interests during the Fund's audit for its fiscal year ending March 31, 2006, which the Fund expects will be completed by the end of May 2006 and that net asset value will be used to determine the final amount paid for tendered Interests.

         - You may tender your entire Interest, or a portion of your Interest (defined as a specific dollar value) up to an amount such that you maintain the minimum required capital account balance of $2,000,000 after the purchase of Interests. If you tender your entire Interest (or a portion of your Interest) and we purchase that Interest, we will give you a non-interest bearing, non-transferable promissory note (the "Note") entitling you to an amount equal to the net asset value of the Interest tendered (valued in accordance with the Fund Agreement) determined as of December 31, 2005 (or if the Offer is extended, the net asset value determined on the Valuation
                  Date).

         - The Note will be mailed to you and will entitle you to an initial payment in cash and/or Marketable Securities (valued in accordance with the valuation procedures adopted by the Fund's board of managers (the "Board of Managers" or "Board")) equal to at least 95% of the unaudited net asset value of the Interest (the "Initial Payment"), which will be paid to you no later than 30 days after the Valuation Date or, if we have requested withdrawals of capital from any investment funds in order to fund the purchase of Interests, no later than ten business days after we have received at least 95% of the aggregate amount withdrawn from such investment funds.

         - The Note will also entitle you to a contingent payment (the "Post-Audit Payment") equal to the excess, if any, of (a) the net asset value of the Interest tendered and purchased as of the Valuation Date (as it may be adjusted based upon the next annual audit of the Fund's financial statements) over (b) the Initial Payment. The Post-Audit Payment will be payable promptly after the completion of the Fund's next annual audit. See Section 7.

         - If you tender only a portion of your Interest, you will be required to maintain a capital account balance equal to at least $2,000,000. In addition to those circumstances described in Section 8 in which the Fund is not required to accept tendered Interests, we reserve the right to purchase less than the amount you tender if the purchase would cause your capital account to have less than the required minimum balance of $2,000,000. See Section 4.

         - If we accept the tender of your entire Interest or a portion of your Interest, we will pay you the proceeds from one or more of the following sources: cash on hand, withdrawals of capital from the investment funds in which we invest, the proceeds of the sale of portfolio securities held by the Fund, or borrowings. See Section 7.

         - Following this Summary Term Sheet is a formal notice of the Offer to Purchase your Interests. If you desire to tender an Interest, or a portion of an Interest, for purchase, you must do so by 12:00 midnight, New York time, on November 21, 2005 (or if the Offer is extended, by any later Notice Date). You have the right to change your mind and withdraw any tenders of your Interest until 12:00 midnight New York time, on November 21, 2005 (or if the Offer is extended, until any later Expiration Date). Interests withdrawn may be re-tendered, however, provided that such tenders are made before the Notice Date by following the tender procedures described herein. If the Fund has not yet accepted your tender of an Interest (or portion of an Interest) on or prior to December 19, 2005 (i.e., the date 40 business days from the commencement of the Offer), you will also have the right to withdraw the tender of your Interest after such date. See Section 6.

         - If you would like us to purchase your entire Interest or a portion of your Interest, you should complete sign and either
                  (i) mail (via certified mail return receipt requested) or otherwise deliver the Letter of Transmittal, enclosed with our Offer, to Mezzacappa Long/Short Fund, LLC, 630 Fifth
                  Avenue, Suite  2600,  New  York,  New  York   10111,   Attn:
                  Christopher Nagle; or (ii) fax it to the Fund at (212) 332-3650, so that it is received before 12:00 midnight, New York time, on Monday, November 21, 2005. IF YOU CHOOSE TO FAX THE LETTER OF TRANSMITTAL, YOU SHOULD MAIL THE ORIGINAL LETTER OF TRANSMITTAL TO THE FUND PROMPTLY AFTER YOU FAX IT (ALTHOUGH THE ORIGINAL, IF FAXED, DOES NOT HAVE TO BE RECEIVED BEFORE 12:00 MIDNIGHT, NEW YORK TIME, ON MONDAY, NOVEMBER 21, 2005). See Section 5. The value of your Interests may change between September 30, 2005 (the last time net asset value was calculated) and December 31, 2005 when the value of the Interests being purchased will be determined. See Section 3.

         - As of September 30, 2005, there was approximately $198,218,582 outstanding in capital of the Fund, represented by Interests (based on the estimated unaudited net asset value of such Interests). If you would like to obtain the estimated net asset value of your Interest, which we calculate from time to time, based upon the information we receive from the managers of the investment funds in which we invest, you may contact the Investment Manager at (212) 332-2000 or at the address listed on the cover page to this Offer, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (New York time). See Section 3.

2.       BACKGROUND AND PURPOSE OF THE OFFER.

         The purpose of this Offer is to provide liquidity to the Members that hold Interests in the Fund, as contemplated by and in accordance with the procedures set out in the Fund's confidential Private Placement Memorandum dated Novebmer 30, 2003 (as it may be amended, modified or otherwise supplemented from time to time, the "Private Placement Memorandum"), and the Fund Agreement. The Private Placement Memorandum and the Fund Agreement, which were provided to each Member in advance of subscribing for Interests, provide that the Board of Managers has the discretion to determine whether the Fund will purchase Interests from time to time from Members pursuant to written tenders. The Private Placement Memorandum also states that the Investment Manager expects that it will recommend to the Board that the Fund purchase Interests from Members annually each year, on each December 31, (or, if any such date is not a business day, on the immediately preceding business day). The Fund has not previously offered to purchase Interests from Members

         Because there is no secondary trading market for Interests and transfers of Interests are prohibited without prior approval of the Board, the Board has determined to cause the Fund to make this Offer, after consideration of various matters, including but not limited to those set out in the Private Placement Memorandum and the Fund Agreement and the recommendations of the Investment Manager. The Investment Manager intends to recommend to the Board that the Fund offer to purchase Interests, or portions of them, on an annual basis each year, but the Board may determine not to accept such recommendations from time to time.

         The purchase of Interests pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of Members that do not tender Interests. Members that retain their Interests may be subject to increased risks due to the reduction in the Fund's aggregate assets resulting from payment for the Interests tendered. These risks include the potential for greater volatility due to decreased diversification. However, the Fund believes that this result is unlikely given the nature of the Fund's investment program. A reduction in the aggregate assets of the Fund may result in Members that do not tender Interests bearing higher costs to the extent that certain expenses borne by the Fund are relatively fixed and may not decrease if assets decline. These effects may be reduced or eliminated to the extent that additional subscriptions for Interests are made by new and existing Members from time to time. Payment for Interests and portions of Interests purchased pursuant to this Offer may also require the Fund to liquidate portfolio holdings earlier than the Investment Manager would otherwise have caused these holdings to be liquidated, potentially resulting in losses or increased investment related expenses.

         Interests that are tendered to the Fund in connection with the Offer will be retired, although the Fund may issue Interests from time to time in transactions not involving any public offering, conducted pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended, in accordance with the Private Placement Memorandum. the Fund currently expects that it will accept subscriptions for Interests as of the first business day of each month, but is under no obligation to do so, and may do so more frequently as determined by the Board.

         The tender of an Interest (or portion of an Interest) by a Member will not affect the record ownership of such Member for purposes of voting or entitlement to any distributions payable by the Fund unless and until such Interest is purchased. You should also realize that although the Offer expires on November 21, 2005 (and that if you desire to tender an Interest, or a portion of an Interest, for purchase, you must do so by November 21, 2005), you remain a Member of the Fund with respect to the Interest you tendered that is accepted for purchase by the Fund through December 31, 2005, when the net asset value of your Interest is calculated.

3.       OFFER TO PURCHASE AND PRICE

         The Fund will, on the terms and subject to the conditions of the Offer, purchase an amount of Interests up to 5% of the Fund's net assets that are tendered by Members by 12:00 midnight, New York time, on Monday, November 21 (or if the Offer is extended, by any later Notice Date), and not withdrawn (as provided in Section 6 below) prior to 12:00 midnight, New York time, on Monday, November 21, 2005 (or if the Offer is extended, prior to any later Expiration
Date). The Fund reserves the right to extend, amend or cancel the Offer as described in Sections 4 and 8 below. The value of the Interests tendered for purchase will be their net asset value as of December 31, 2005 or, if the Offer is extended, on the last business day of the month following the month in which the Offer expires, such time and date being the Valuation Date, payable as set out in Section 7. The determination of the net asset value of Interests as of the Valuation Date is subject to adjustment based upon the results of the next annual audit of the Fund's financial statements.

4.       AMOUNT OF TENDER.

         Subject to the limitations set out below, Members may tender their entire Interest, or a portion of their Interest (defined as a specific dollar value) up to an amount such that they maintain the minimum required capital account balance of $2,000,000 after the purchase of Interests. If a Member tenders an amount that would cause the Member's capital account balance to fall below the required minimum, the Fund reserves the right to reduce the amount to be purchased from such Member so that the required minimum balance is maintained or to purchase the Member's entire Interest in the Fund. The Offer is being made to all Members of the Fund and is not conditioned on any minimum amount of Interests being tendered.

         If the amount of Interests that are properly tendered pursuant to the Offer and not withdrawn pursuant to Section 6 below is less than or equal to 5% of the Fund's net assets (or such greater amount as the Fund may elect to purchase pursuant to the Offer), the Fund will, on the terms and subject to the conditions of the Offer, purchase all of the Interests so tendered unless the Fund elects to cancel or amend the Offer, or postpone acceptance of tenders made pursuant to the Offer, as provided in Section 8 below. If Interests in excess of 5% of the Fund's net assets are duly tendered to the Fund prior to the Notice Date and not withdrawn prior to the Expiration Date pursuant to Section 6 below, the Fund will in its sole discretion either (a) accept the additional Interests permitted to be accepted pursuant to Rule 13e-4(f)(3) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (b) extend the Offer, if necessary, and increase the amount of Interests that the Fund is offering to purchase to an amount it believes sufficient to accommodate the excess Interests tendered as well as any Interests tendered during the extended Offer; or (c) accept Interests tendered prior to the Notice Date and not withdrawn prior to the Expiration Date for payment on a pro rata basis based on the aggregate net asset value of tendered Interests. The Offer may be extended, amended or canceled in various other circumstances described in Section 8 below.

5.       PROCEDURE FOR TENDERS.

         Members wishing to tender Interests pursuant to this Offer to Purchase should send or deliver by November 21, 2005 (or if the Offer is extended, by any later Notice Date) a completed and executed Letter of Transmittal to the Fund, to the attention of Christopher Nagle, at the address set out on the first page of the Letter of Transmittal, or fax a completed and executed Letter of Transmittal to the Fund, also to the attention of Christopher Nagle, at the fax number set out on the first page of the Letter of Transmittal. The completed and executed Letter of Transmittal must be received by the Fund, either by mail or by fax, no later than 12:00 midnight, New York time, on November 21, 2005 (or if the Offer is extended, no later than any later Notice Date).

         The Fund recommends that all documents be submitted to the Fund via certified mail, return receipt requested, or by facsimile transmission. A Member choosing to fax a Letter of Transmittal to the Fund must also send or deliver the original completed and executed Letter of Transmittal to the Fund promptly thereafter. Members wishing to confirm receipt of a Letter of Transmittal may contact the Fund at the address or telephone number set out on the first page of the Letter of Transmittal. The method of delivery of any documents is at the election and complete risk of the Member tendering an Interest, including, but not limited to, the failure of the Fund to receive any Letter of Transmittal or other document submitted by facsimile transmission. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund's Board, in its sole discretion, and such determination will be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Fund, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Interest or any particular Member, and the Fund's interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund will determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. None of the Fund, the Investment Manager or the Board will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give such notice.

6.       WITHDRAWAL RIGHTS.

         The Offer provides that a tender of Interests may be withdrawn by a Member at any time before 12:00 midnight, New York time, Monday, November 21, 2005 (or if the Offer is extended, before any later Expiration Date). Interests withdrawn may be re-tendered, however, provided that such tenders are made before the Notice Date by following the tender procedures described in Section
5. Pursuant to Rule 13e-4(f)(2)(ii) of the Exchange Act, if the Fund has not yet

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accepted a Member's  tender of an  Interest  (or portion of an  Interest)  on or prior to December 19, 2005 (i.e., the date 40 business days from the commencement of the Offer), a Member will also have the right to withdraw its tender of its Interest after such date. To be effective, any notice of withdrawal must be timely received by the Fund at the address or fax number set out on the first page of the Letter of Transmittal. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund, in its sole discretion, and such determination will be final and binding. A tender of Interests properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer.

7.       PURCHASES AND PAYMENT.

         For purposes of the Offer, the Fund will be deemed to have accepted Interests that are tendered if and when it gives written notice to the tendering Member of its election to purchase such Interest. As stated in Section 3 above, the amount offered for the Interests tendered by Members will be the net asset value thereof as of December 31, 2005, if the Offer expires on the Initial Expiration Date, and otherwise the net asset value thereof as of the last business day of the month following the month in which the Offer expires. The net asset value will be determined after all allocations to capital accounts of the Members required to be made by the Fund Agreement have been made. The Fund will not pay interest on the purchase amount.

         For Members that tender their Interest or a portion thereof that is accepted for purchase, payment of the purchase amount will consist of the Note, a non-interest-bearing non-transferable promissory note. The Note will entitle the Member to receive the Initial Payment in an amount equal to at least 95% of the unaudited net asset value of the Interest tendered and accepted for purchase by the Fund, determined as of the Valuation Date, which is expected to be December 31, 2005. Payment of this amount will be made no later than 30 days after the Valuation Date or, if the Fund has requested withdrawals of its capital from any investment funds in order to fund the purchase of Interests, no later than ten business days after the Fund has received at least 95% of the aggregate amount withdrawn by the Fund from such investment funds. The Note will also entitle a Member to receive the Post-Audit Payment, a contingent payment equal to the excess, if any, of (a) the net asset value of the Interests tendered and accepted for purchase by the Fund, determined as of the Valuation Date and based on the audited financial statements of the Fund for its fiscal year ending March 31, 2006, over (b) the Initial Payment. The Post-Audit Payment will be payable (in the manner set out below) promptly after completion of the audit of the financial statements of the Fund for its fiscal year. It is anticipated that the audit of the Fund's financial statements will be completed no later than 60 days after March 31, 2006.

         Although the Fund has retained the option to pay all or a portion of the purchase amount by distributing Marketable Securities, the purchase amount will be paid entirely in cash, except in the unlikely event that the General Partner determines that the distribution of securities is necessary to avoid or mitigate any material adverse effect of the Offer on the Fund or on the Members not tendering their Interests. In the unlikely event that the Fund determines to pay the purchase amount for the Interests with cash and by distributing Marketable Securities, each tendering Member will receive, in the same proportion, (a) an amount of cash and (b) an amount of the same Marketable Securities as any other tendering Member (valued in accordance with the valuation procedures adopted by the Board). There are costs and risks associated with the receipt of Marketable Securities in exchange for a Member's Interest or portion thereof. For example, a Member may incur brokerage charges and other selling expenses if it sells its Marketable Securities, and the proceeds of any such sale of securities may be less than the cash value of a Member's Interest or a portion thereof as of the Valuation Date.

         The Note pursuant to which a tendering Member will receive the Initial Payment and Post-Audit Payment (together, the "Cash Payment") will be mailed directly to the tendering Member. Any Cash Payment due pursuant to the Note will be made by wire transfer directly to the tendering Member to an account designated by the Member in the Letter of Transmittal.

         The Fund will make payment for Interests it purchases pursuant to the Offer from one or more of the following sources: (a) cash on hand; (b) withdrawals of capital from the investment funds in which the Fund invests; (c) the proceeds of the sale of securities and portfolio assets held by the Fund; and/or (d) possibly borrowings. Upon its acceptance of tendered Interests for purchase, the Fund will segregate with its custodian and maintain daily on its books a segregated account consisting of cash, liquid securities or interests in the investment funds that the Fund has requested be withdrawn (or any combination of them) equal to the value of the unpaid amount estimated to be paid under the Note, as described above. None of the Fund, the Board nor the Investment Manager has determined at this time to borrow funds to purchase Interests tendered in connection with the Offer. However, depending on the dollar amount of Interests tendered and prevailing general economic and market conditions, the Fund, in its sole discretion, may decide to fund any portion of the amount offered for the purchase of Interests, subject to compliance with applicable law, through borrowings. If the Fund funds any portion of the purchase amount in that manner, it will deposit assets in a special custody account with its custodian, SEI Private Trust Company, to serve as collateral for any amounts so borrowed, and if the Fund were to fail to repay any such amounts, the lender would be entitled to satisfy the Fund's obligations from the collateral deposited in the special custody account. The Fund expects that the repayment of any amounts so borrowed will be financed from additional funds contributed to the Fund by existing and/or new Members, withdrawal of capital from the investment funds in which it invests or the proceeds of the sale of securities held by the Fund.

8.       CERTAIN CONDITIONS OF THE OFFER.

         The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Members of such extension. In the event that the Fund so elects to extend the tender period, for the purpose of determining the purchase amount for tendered Interests, the net asset value of such Interests will be determined as of the close of business on the last business day of the month following the month in which the Offer expires. During any such extension, all Interests previously tendered and not withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time up to and including acceptance of tenders pursuant to the Offer, to: (a) cancel the Offer in the circumstances set out in the following paragraph and in the event of such cancellation not to purchase or pay for any Interests tendered pursuant to the Offer; (b) amend the Offer; or (c) postpone the acceptance of Interests. If the Fund determines to amend the Offer or to postpone the acceptance of Interests tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify Members.

         The Fund may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if: (a) the Fund would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Fund's investment objectives and policies in order to purchase Interests tendered pursuant to the Offer; (b) there is, in the judgment of the Board of Managers, any (i) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Fund, (ii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State that is material to the Fund, (iii) limitation imposed by federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Fund has a material investment, (v) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States that is material to the Fund, (vi) material decrease in the net asset value of the Fund from the net asset value of the Fund as of commencement of the Offer, or (vii) other event or condition that would have a material adverse effect on the Fund or its Members if Interests tendered pursuant to the Offer were purchased; or (c) the Board determines that it is not in the best interest of the Fund to purchase Interests pursuant to the Offer.

9.       CERTAIN INFORMATION ABOUT THE FUND.

         The Fund is registered under the Investment Company Act of 1940 (the "1940 Act") as a closed-end, non-diversified, management investment company. It was organized as a Delaware limited liability company on August 7, 2003. Subscriptions for Interests of the Fund were first accepted for investment as of January 1, 2004. The principal office of the Fund is located at 630 Fifth Avenue, Suite 2600, New York, New York 10111 and the telephone number is (212)

332-2000.  Interests are not traded on any  established  trading  market and are
subject  to  strict  restrictions  on  transferability   pursuant  to  the  Fund
Agreement.

         None of the Fund, the Investment Manager and the Board of Managers has any plans or proposals that relate to or would result in: (1) the acquisition by any person of additional Interests (other than the Fund's intention to accept subscriptions for Interests on the first business day of each calendar month and from time to time in the discretion of the Board), or the disposition of Interests (other than through periodic purchase offers, including this Offer);
(2) an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund; (3) any material change in the present distribution policy or indebtedness or capitalization of the Fund; (4) any change in the present Board of Managers or in the management of the Fund, including, but not limited to, any plans or proposals to change the number or the term of members of the Board, or to fill any existing vacancy on the Board or to change any material term of the employment contract of any executive officer; (5) a purchase, sale or transfer of a material amount of assets of the Fund (other than as the Board determines may be necessary or appropriate to fund all or a portion of the amount offered for the purchase of Interests pursuant to the Offer or in connection with the ordinary portfolio transactions of the
Fund); (6) any other material change in the Fund's corporate structure or business, including any plans or proposals to make any changes in its investment policies, for which a vote would be required by Section 13 of the 1940 Act; or
(7) any changes in the Fund Agreement or other governing instruments or other actions that could impede the acquisition of control of the Fund.

         There have been no transactions involving Interests that were effected during the past 60 days by the Fund, the Investment Manager, any member of the Board or any person controlling the Fund or the Investment Manager.

10.      CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

         The following discussion is a general summary of the federal income tax consequences of the purchase of Interests by the Fund from Members pursuant to the Offer. Members should consult their own tax advisors for a complete description of the tax consequences to them of a purchase of their Interests by the Fund pursuant to the Offer.

         In general, a Member from which an Interest is purchased by the Fund will be treated as receiving a distribution from the Fund. Such Member generally will not recognize income or gain as a result of the purchase, except to the extent (if any) that the amount of consideration received by the Member exceeds such Member's then adjusted tax basis in such Member's Interest. A Member's basis in such Member's Interest will be reduced (but not below zero) by the amount of consideration received by the Member from the Fund in connection with the purchase of such Interest. A Member's basis in such Member's Interest will be adjusted for income, gain or loss allocated (for tax purposes) to such Member for periods prior to the purchase of such Interest. Cash distributed to a Member in excess of the adjusted tax basis of such Member's Interest is taxable as capital gain or ordinary income, depending on the circumstances. If the Fund purchases a Member's entire Interest, the Member may recognize a loss, but only to the extent that the amount of consideration received from the Fund is less than the Member's then adjusted tax basis in such Member's Interest.

11.      MISCELLANEOUS.

         The Offer is not being made to, nor will tenders be accepted from, Members in any jurisdiction in which the Offer or its acceptance would not comply with the securities or other laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Fund reserves the right to exclude Members from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Fund believes such exclusion is permissible under applicable laws and regulations, provided the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.

         Reference is made to the audited financial statements of the Fund for the fiscal year ended March 31, 2005, which the Fund has prepared and furnished to Members and filed with the Securities and Exchange Commission on Form N-CSR under the 1940 Act on June 15, 2005, and which are incorporated herein by reference in their entirety, and to the audited financial statements of the Fund for the fiscal year ended March 31, 2004, which the Fund has prepared and furnished to Members and filed with the Securities and Exchange Commission on Form N-CSR under the 1940 Act on June 14, 2004, and which are incorporated herein by reference in their entirety.

         The Fund has filed an Issuer Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, which includes certain information relating to this Offer. A free copy of such statement may be obtained by contacting the Fund at the address and telephone number set out on the first page of the Letter of Transmittal or from the Securities and Exchange Commission's internet web site, http://www.sec.gov. A copy may be inspected and copied at, and, for a fee, may be obtained by mail from, the public reference office of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, DC 20549.